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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)

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
                                                   Nine
                                                  Months
                                                  Ended                  Year Ended September 30,
                                                 June 30,     ---------------------------------------------
                                                   2002         2001         2000         1999        1998
                                                 --------     --------     --------     -------     -------
EARNINGS:
Earnings before income taxes                      $69,605     $ 79,568     $ 82,882     $63,139     $57,007
Interest expense                                   12,326       18,724       18,135      17,317      17,383
Amortization of debt discount and expense             219          264          218         215         200
Interest component of rental expense                1,047        1,541        1,318       1,539       1,624
                                                  -------     --------     --------     -------     -------
                                                  $83,197     $100,097     $102,553     $82,210     $76,214
                                                  =======     ========     ========     =======     =======

COMBINED FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS:
Interest expense                                  $12,326     $ 18,724     $ 18,135     $17,317     $17,383
Amortization of debt discount and expense             219          264          218         215         200
Allowance for funds used during
 construction (capitalized interest)                    7           12           17          36          39
Interest component of rental expense                1,047        1,541        1,318       1,539       1,624
Preferred stock dividend requirements               1,163        1,550        1,550       1,550       2,160
Adjustment required to state preferred stock
 dividend requirements on a pretax basis              758        1,012          995         968       1,304
                                                  -------     --------     --------     -------     -------
                                                  $15,520     $ 23,103     $ 22,233     $21,625     $22,710
                                                  =======     ========     ========     =======     =======
Ratio of earnings to combined fixed charges
 and preferred stock dividends                       5.36         4.33         4.61        3.80        3.36
                                                  =======     ========     ========     =======     =======
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